EXHIBIT 99.1

                            News Release

                                                                                Cory T. Walker

October 19, 2005                                                 Chief Financial Officer

                                                                                 (386) 239-7250

BROWN & BROWN, INC. ANNOUNCES A
TWO-FOR-ONE STOCK SPLIT, A 25 % INCREASE IN ITS QUARTERLY CASH DIVIDEND AND THE TERMINATION OF THE COMPANY'S SHAREHOLDER RIGHTS PLAN

(Daytona Beach and Tampa, Florida) . . . The Board of Directors of Brown & Brown, Inc. (NYSE:BRO), at its regularly scheduled meeting on October 19, 2005, voted a two-shares for one-share stock split of Brown & Brown's common stock, to be effected as a 100% common stock dividend, with additional shares to be distributed November 28, 2005 to shareholders of record on November 2, 2005. At the same time, before taking into account the split, the Board also voted to increase the quarterly cash dividend rate to $0.10 per share, a 25% increase from the current rate of $0.08 per share, with the first payment at the new dividend rate to be made on November 16, 2005, to shareholders of record on November 2, 2005.

Concurrent with these actions, the Board of Directors also unanimously approved the termination of the Company's shareholder rights plan, often referred to as a "poison pill." While a shareholder rights plan may be appropriate to have under certain circumstances, the Board concluded that it was not needed at this time, particularly in light of the current trend towards more shareholder-focused corporate governance practices. The decision was not made based on any anticipated business transaction.

Brown & Brown, Inc. and its subsidiaries offer a broad range of insurance and reinsurance products and services, as well as risk management, third party administration, and managed health care programs. Providing service to business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States' seventh largest independent insurance intermediary. The Company's Web address is www.bbinsurance.com.

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